EXHIBIT 10.1

                       ISPAT INLAND INC. SUBORDINATED NOTE
                                                                   July 20, 2005

    FOR VALUE RECEIVED, Ispat Inland Inc., a Delaware corporation ("Borrower"), unconditionally promises to pay to the order of Mittal Steel USA ISG Inc., a Delaware corporation ("Lender"), at 4020 Kinross Lakes Parkway, Richfield, Ohio, or at such other place as the holder hereof may direct in writing, the aggregate unpaid principal amount of all loans made from time to time by Lender to Borrower, as reflected on the records of Lender.

    The unpaid principal amount of this note shall be due and payable on July 20, 2010 (the "Maturity Date"). Borrower promises to pay interest on each loan evidenced hereby at a rate equal to 120% of the Applicable Federal Rate (as hereinafter defined) in effect on the date of such loan, compounded annually, for the period from the date of such loan to the Maturity Date. "Applicable Federal Rate," for purposes hereof, shall mean the base interest rates published by the Internal Revenue Service each month and which are known as the applicable federal rates. Interest will be computed for the actual number of days elapsed based on a year consisting of 365 or, when applicable, 366 days. All interest shall be due and payable annually on the anniversary date of this note. In the event interest due and payable is not paid, then such interest amount shall be added to the principal balance upon which interest is computed. In any event, all accrued and unpaid interest shall be paid on the Maturity Date. All payments, as received, shall be applied first to the payment of accrued interest that is due and payable on the date of receipt of payment and the balance, if any, to the principal of such loan or loans evidenced hereby as are designated by Borrower.

    The principal of each loan evidenced by this note may be prepaid in whole or in part, along with interest accrued and unpaid as of such date on such amount of principal, at any time and from time to time without premium or penalty.

    The Borrower waives demand and presentment for payment, protest, notice of protest and notice of nonpayment or dishonor of this note. All amounts payable under this note shall be payable without relief from valuation and appraisement laws, and with all collection costs and attorneys' fees.

    This note evidences amounts which may be borrowed, prepaid and reborrowed by Borrower from Lender from time to time and is subject to the terms and conditions of (i) a Subordination Agreement dated as of April 30, 2003, as amended, among Borrower, Ispat International Group Finance Limited Liability Company ("IIGF"), Mittal Steel Company N.V. (formerly, Ispat International N.V.) ("IINV"), Lender, and General Electric Capital Corporation, as Agent, and (ii) a Subordination Agreement dated as of March 25, 2004, as amended, among Borrower, IIGF, IINV, Lender and LaSalle Bank National Association, as Trustee.

    This note shall be governed by, and construed in accordance with, the internal laws of the State of Illinois.

    IN WITNESS WHEREOF, Borrower has caused this Subordinated Note to be duly executed by its duly authorized officer, all as of the date and year first above written.

                                        ISPAT INLAND INC.

                                        By:    /s/ Thomas A McCue
                                               ------------------
                                        Name:  Thomas A. McCue
                                        Title: Treasurer